EXHIBIT 10.5

Amendment Number Three
to the
Regions Financial Corporation Supplemental 401(k) Plan
Restated as of January 1, 2014

Regions Financial Corporation hereby amended the Regions Financial Corporation Supplemental 401(k) Plan, generally effective as of July 1, 2018, as follows:

1.    Subsection (b) of Section 2.2 of the Plan is amended in its entirety to read as follows:

(b)    any other entity which, along with the Company, is a member of a controlled group of employers under Code Section 414(b), (c), (m), or (o); provided, however, that neither Morgan Keegan & Company, Inc. nor Regions Insurance Group, Inc. and any of its subsidiary companies shall be considered to be an Affiliate for purposes of coverage under or participation in the Plan or the Legacy Regions Plan and shall only be considered to be an Affiliate to the extent specifically required by law (e.g., for compliance with the Code Section 409A requirement of separation from service with Affiliates for distributions).

2.    Section 2.10 of the Plan is amended in its entirety to read as follows:

2.10    Employer. Employer means the Company and each Affiliate, except Morgan Keegan and Regions Insurance Group, Inc. and any of its subsidiary companies.

3.    Section 3.1 of the Plan is amended by adding to the end thereof the following new subsection (f):

(f)    Notwithstanding subsections (a) through (e) above, no current employee of Regions Insurance Group, Inc. nor any current employee of any subsidiary of Regions Insurance Group, Inc. shall be eligible to participate in the Plan.

4.    Article IV of the Plan is amended by adding to the end thereof the following new Section 4.7:

4.7    Special Provision Regarding Transfer of Certain Participants to the Regions Insurance Group, Inc. Supplemental 401(k) Plan. Effective as of the last calendar day immediately preceding the closing date of that certain Stock Purchase Agreement (“SPA”), dated April 4, 2018, as amended, current employees of Regions Insurance Group, Inc. and any of its subsidiary companies (collectively, “RIG Employees”) who are Participants in this Plan shall be transferred, along with their Account balances, determined as of the last business day immediately preceding the closing date of the SPA, to the Regions Insurance Group, Inc. Supplemental 401(k) Plan (the “RIG Plan”). Following such transfer, RIG Employees will no longer be Participants, nor will they be eligible to participate, in this Plan, and their transferred Account balances, including any and all subaccount balances, will be administered in accordance with the provisions of the RIG Plan.

5.    Section 8.1 of the Plan is amended in its entirety to read as follows:

8.1     Adoption of the Plan by Affiliate. All Affiliates of the Company (but specifically excluding Morgan Keegan and Regions Insurance Group, Inc. and any of its subsidiary companies) are deemed to have adopted this Plan and any amendments as of the later of (i) the effective date of this Plan, or (ii) the date of such Affiliate’s affiliation with the Company.

6.    Except as otherwise amended herein, the Plan shall continue in full force and effect.

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